Exhibit 10.1

ALTON PLAZA

FOURTH AMENDMENT TO LEASE

(Expansion of Premises)

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) dated for reference purposes only as of August 31, 2005, is entered into by and between ALTON PLAZA PROPERTY, INC., a Delaware corporation (“Lessor” or “Landlord”), and ISTA PHARMACEUTICALS, INC., a Delaware corporation (“Lessee” or “Tenant”).

RECITALS

A. Lessor’s predecessor in interest, Aetna Life Insurance Company, and Lessee entered into that certain Lease Agreement dated September 13, 1996 (the “Original Lease”) for certain premises located at 15279 Alton Parkway, Suite 100, Irvine, California 92618 (the “Existing Premises”), which are located in the industrial complex commonly known as Alton Plaza Industrial Park (hereinafter, the “Park” or the “Complex”). The Existing Premises contain approximately 13,448 square feet. Landlord and Tenant entered into that certain First Amendment to Lease dated as of June 27, 2001 (the “First Amendment”), that certain Second Amendment to Lease dated as of February 13, 2002 (the “Second Amendment”), that certain Third Amendment to Lease dated as of August 12, 2004 (the “Third Amendment”) and that certain Addendum to Third Amendment to Lease dated as of September 15, 2004 (the “Third Addendum”). Pursuant to the Third Amendment, the New Premises (located in the building commonly known as 15295 Alton Parkway, as more specifically described in the Third Amendment) were added to the Existing Premises. The Existing Premises and the New Premises are hereinafter referred to collectively as the “Original Premises”. The Original Lease as amended by the First Amendment, the Second Amendment, the Third Amendment and the Third Addendum is hereinafter referred to as the “Lease”. The New Expiration Date for the Original Premises is October 31, 2009.

B. Landlord and Tenant presently desire to amend the Lease to, provide for the addition of certain additional premises to the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Unless otherwise specifically set forth herein, all capitalized terms used herein shall have the same meanings as set forth in the Lease.

2. Addition of the 15273 Premises. The increment of space located at 15273 Alton Parkway, commonly known as Suites 100 and 200 and labeled “15273 Premises” on the attached Exhibit A-4 shall be added to the Premises covered by the Lease as provided herein. Landlord and Tenant agree that initially for the purpose of the Lease and this Amendment, Suite 100 of the 15273 Premises shall be deemed to contain approximately 5,157 square feet of space (hereinafter, the “Suite 100 Premises”) and Suite 200 of the 15273 Premises shall be deemed to contain approximately 4,705 square feet of space (hereinafter, the “Suite 200 Premises”). The parties hereto acknowledge that the Suite 100 Premises are currently occupied by a third party and that the lease with respect to the Suite 100 Premises is scheduled to expire on October 31, 2005. Landlord agrees to use diligent and commercial reasonable efforts to cause the current occupant of the Suite 100 Premises to vacate its premises on or before October 31, 2005. Landlord shall tender possession of the Suite 100 Premises promptly following the vacation of same by the current occupant thereof. If Landlord has been unable to deliver possession of the Suite 100 Premises on or before January 1, 2006, Tenant shall have the right to terminate the Lease as to the Suite 100 Premises by delivery of written notice to Landlord at any time after January 1, 2006 and prior to delivery of the Suite 100 Premises to Tenant. The term of the Lease with respect to the Suite 200 Premises shall commence on the Suite 200 Commencement Date (as defined below) and the term of the Lease with respect to the Suite 100 Premises shall commence on the Suite 100 Commencement Date (as defined below). As used herein, the date on which Landlord has Substantially Completed the Suite 200 Work (as defined below) shall be the “Suite 200 Commencement Date” and the date on which Landlord has delivered possession of the Suite 100 Premises to Tenant as required herein (as defined below) shall be the “Suite 100 Commencement Date”. The Suite 200 Premises shall become part of the “Premises” on the Suite 200 Commencement Date and shall remain a portion of the “Premises” (as defined below) throughout the 15273 Premises Term (as defined below). As of the Suite 200 Commencement Date, the Basic Lease Information Page of the Lease shall be modified to provide that the “Premises” consists of approximately 39,582 square feet (the combined Suite 200 Premises and the Original Premises). The Suite 100 Premises shall become part of the “Premises” on the Suite 100 Commencement Date and shall remain a portion of the “Premises” throughout the remainder of the 15273 Premises Term. As of the Suite 100 Commencement Date, the Basic Lease Information Page of the Lease shall be modified to provide that the “Premises” consists of approximately 44,739 square feet (the combined 15273 Premises and the Original Premises). The Suite 200 Commencement Date shall be confirmed in writing by the parties following Substantial Completion of the Suite 200 Work and the Suite 100 Commencement Date shall be confirmed in writing by the parties following delivery of possession of the Suite 100 Premises to Tenant.

3. Planning and Phasing of Work.

3.1 Phasing of Work. The parties hereto acknowledge that the Work (as used herein, the “Work” shall refer to the Suite 100 Work and the Suite 200 Work, each as defined below) shall be performed in two stages as more specifically provided in this Section 3.

3.2 Architect. The architect for the Work shall be H. Hendy Associates (the “Architect”). The parties acknowledge that Tenant has already engaged Architect to perform certain preliminary design work in connection with the proposed Work, the cost of which shall be included in Total Construction Costs (as defined below). Within three (3) business days of the date hereof, Tenant shall meet with the Architect to discuss its program and facility requirements (“Program”) for the Suite 200 Premises and the nature and extent of all improvements that Tenant proposes to install in the Suite 200 Premises and at such meeting, shall provide the Architect with all necessary data and information requested by the Architect to prepare initial Program documents and then space plans therefor as required by this Section 3.

A.	SUITE 200: IMPROVEMENTS IN SUITE 200 PREMISES

3.3 Preparation and Delivery of Suite 200 Space Plan. Within twelve (12) business days of the date hereof, with respect to the Suite 200 Premises, Tenant shall deliver to Landlord a pricing plan prepared by the Architect depicting improvements to be installed in the Suite 200 Premises sufficient for preliminary pricing (the “Suite 200 Space Plan”). On or before the expiration of ten (10) business days from its receipt of the Suite 200 Space Plan, Landlord shall deliver to Tenant (i) a preliminary cost estimate to complete the work depicted in the Suite 200 Space Plan (“Suite 200 Budget”), (ii) a preliminary project schedule (“Suite 200 Project Schedule”), and

(iii) the contractors’ general conditions and fee bid as described in Section 4.1 below. Tenant shall notify Landlord whether it approves of the scope of the Suite 200 work outlined in the submitted Suite 200 Budget and Project Schedule and Landlord and Tenant shall select the general contractor for the Suite 200 Work within three (3) business days after Landlord’s submission thereof or such longer period as reasonably necessary. If Tenant disapproves of the scope of the Suite 200 work outlined in the submitted Suite 200 Budget and/or Project Schedule within such three (3) business day period, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall within three (3) business days after such notice or such longer period as reasonably necessary to revise the scope of work, revise such Suite 200 Budget and/or Project Schedule, as the case may be, in accordance with Tenant’s objections and submit the revised Suite 200 Budget and/or Project Schedule, as the case may be, to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the scope of the Suite 200 work outlined in the resubmitted Suite 200 Budget and/or Project Schedule, as the case may be, within two (2) business days after its receipt thereof. This process shall be repeated until the Suite 200 Budget and Project Schedule have been finally approved by Tenant and Landlord. If Tenant fails to notify Landlord that it disapproves of the initial Suite 200 Budget and/or Project Schedule within three (3) business days (or, in the case of a resubmitted Suite 200 Budget and/or Project Schedule within two (2) business days after the submission thereof), then Tenant shall be deemed to have approved the Suite 200 Budget and/or Project Schedule in question. Notwithstanding such approval, the parties hereto acknowledge that the Suite 200 Budget and Suite 200 Project Schedule may be subject to revision pending approval of the Suite 200 Working Drawings as described in Section 3.9 below.

3.4 Suite 100 Budget. On or before May 1, 2006, with respect to the Suite 100 Premises, Tenant shall deliver to Landlord a pricing plan prepared by the Architect depicting improvements to be installed in the Suite 100 Premises sufficient for preliminary pricing (the “Suite 100 Space Plan”) On or before June 1, 2006, Landlord shall prepare a preliminary budget and project schedule for the Suite 100 Work (as defined below) (the “Preliminary Suite 100 Budget & Schedule”) and the contractors’ general conditions and fee bid as described in Section 4.1. Tenant shall notify Landlord whether it approves of the scope of the Suite 100 work outlined in the submitted Preliminary Suite 100 Budget & Schedule and Landlord and Tenant shall select the general contractor for the Suite 100 Work within three (3) business days after Landlord’s submission thereof or such longer period as reasonably necessary. If Tenant disapproves of the scope of the Suite 100 work outlined in the submitted Preliminary Suite 100 Budget & Schedule within such three (3) business day period, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall within three (3) business days after such notice or such longer period as reasonably necessary to revise the scope of work, revise such Preliminary Suite 100 Budget & Schedule in accordance with Tenant’s objections and submit the revised Preliminary Suite 100 Budget & Schedule to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the scope of the Suite 100 work outlined in the resubmitted Preliminary Suite 100 Budget & Schedule within two (2) business days after its receipt thereof. This process shall be repeated until the Preliminary Suite 100 Budget & Schedule have been finally approved by Tenant and Landlord. If Tenant fails to notify Landlord that it disapproves of the initial Preliminary Suite 100 Budget & Schedule within three (3) business days (or, in the case of a resubmitted Preliminary Suite 100 Budget & Schedule within two (2) business days after the submission thereof), then Tenant shall be deemed to have approved the Preliminary Suite 100 Budget & Schedule in question. Notwithstanding such approval, the parties hereto acknowledge that the Preliminary Suite 100 Budget & Schedule may be subject to revision pending approval of the Suite 100 Working Drawings as described in Section 3.9 below.

3.5 Suite 200 Working Drawings. Within twenty (20) business days of the approval of the Suite 200 Budget, Suite 200 Project Schedule and selection of the Contractor for the Suite 200 Work, Landlord shall cause Architect to prepare final working drawings of all improvements to be installed in the Suite 200 Premises based on the approved Suite 200 Space Plan and deliver the same to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned); such 20-business day period shall be extended due to any delays in Architect’s preparation of same which is outside of Landlord’s control. Such Suite 200 working drawings shall be prepared by the Architect (and if necessary, engineers) (whose fees shall be included in the Total Construction Costs (as defined below)). Tenant shall notify Landlord whether it approves of the submitted Suite 200 working drawings within two (2) business days after Landlord’s submission thereof. If Tenant disapproves of such Suite 200 working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within three (3) business days after such notice or such longer period as reasonably necessary, revise such Suite 200 working drawings in accordance with Tenant’s objections and submit the revised Suite 200 working drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted Suite 200 working drawings within one (1) business day after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Landlord and Tenant. If Tenant fails to notify Landlord that it disapproves of the initial Suite 200 working drawings within three (3) business days (or, in the case of resubmitted working drawings, within one (1) business day) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question. Any delay caused by Tenant’s failure to respond within the time periods set forth in this Section 3.5 as to such Suite 200 working drawings shall constitute a Tenant Delay (defined below). As used herein, “Suite 200 Working Drawings” shall mean the final Suite 200 working drawings approved by Landlord and Tenant, as amended from time to time by any approved changes thereto approved by Landlord and Tenant, and “Suite 200 Work” shall mean all improvements to be constructed in the Suite 200 Premises in accordance with and as indicated on the Suite 200 Working Drawings. Landlord’s approval of the Suite 200 Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Suite 200 Working Drawings to evidence its review and approval thereof. After the Suite 200 Working Drawings have been approved, Landlord shall cause the Suite 200 Work to be performed in accordance with the Suite 200 Working Drawings. Landlord shall cause the Contractor to construct the Suite 200 Work to comply with the Suite 200 Working Drawings and Legal Requirements.

3.6 Suite 200 Budget. Upon approval of the Suite 200 Working Drawings by Tenant and Landlord, and subject to the provisions of Section 3.5 above, Landlord shall cause the Suite 200 Contractor (as defined below) to submit the Suite 200 Work for bid by all necessary subcontractors in accordance with the provisions of Section 4.3. Upon selection of the subcontractors, Landlord shall provide to Tenant, prior to commencement of construction of the Suite 200 Work, a complete budget (“Suite 200 Final Budget”) showing all line items of the Suite 200 Work and the schedule of distribution of the Construction Allowance (as defined below) with respect to the Suite 200 Work. Tenant shall approve or disapprove the Suite 200 Final Budget within five (5) business days of receipt, such approval not to be unreasonably conditioned or withheld. If Tenant fails to notify Landlord that it disapproves of the Suite 200 Final Budget within such five (5) business day period, then Tenant shall be deemed to have approved the Suite 200 Final Budget.

B.	SUITE 100: IMPROVEMENTS IN SUITE 100 PREMISES

3.7 Preparation and Delivery of Suite 100 Space Plan. On or before June 1, 2006, with respect to Suite 100, Tenant shall deliver to Landlord: (a) a Program document indicating the square footage requirements for each department, and (b) a space plan prepared by the Architect depicting improvements to be installed in the Suite 100 Premises (the “Suite 100 Space Plan”).

3.8 Suite 100 Working Drawings. Within ten (10) business days after Landlord and Tenant’s approval of the Suite 100 Space Plan and selection of the Contractor for the Suite 100 Work, Landlord shall cause Architect to prepare final working drawings of all improvements to be installed in Suite 100 based on the approved Suite 100 Space Plan and deliver the same to Tenant for its review and approval, which approval shall not be unreasonably withheld, delayed or conditioned; such 10-business day period shall be extended due to any delays in Architect’s preparation of same which is outside of Landlord’s control. Such working drawings shall be prepared by the Architect, and if necessary, engineers (whose fees shall be included in the Total Construction Costs). Tenant shall notify Landlord whether it approves of the submitted Suite 100 working drawings within two (2) business days after Landlord’s submission thereof. If Tenant disapproves of such Suite 100 working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within three (3) business days after such notice or such longer period as reasonably necessary, revise such Suite 100 working drawings in accordance with Tenant’s objections and submit the revised working drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted Suite 100 working drawings within one (1) business day after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Landlord and Tenant. If Tenant fails to notify Landlord that it disapproves of the initial Suite 100 working drawings within three (3) business days (or, in the case of resubmitted working drawings, within one (1) business day) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question. Any delay caused by Tenant’s failure to respond within the time periods set forth in this Section 3.8 as to such Suite 100 working drawings shall constitute a Tenant Delay (defined below). As used herein, “Suite 100 Working Drawings” shall mean the final Suite 100 working drawings approved by Landlord and Tenant, as amended from time to time by any approved changes thereto approved by Landlord and Tenant, and “Suite 100 Work” shall mean all improvements to be constructed in the Suite 100 Premises in accordance with and as indicated on the Suite 100 Working Drawings. Landlord’s approval of the Suite 100 Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Suite 100 Working Drawings to evidence its review and approval thereof. After the Suite 100 Working Drawings have been approved, Landlord shall cause the Suite 100 Work to be performed in accordance with the Suite 100 Working Drawings. Landlord shall cause the Suite 100 Contractor (as defined below) to construct the Suite 100 Work to comply with the Suite 100 Working Drawings and Legal Requirements. As used herein, “Legal Requirements” shall mean all applicable laws, statutes, codes, governmental regulations and private restrictions then in effect as of the date of Substantial Completion of the respective premises. As used herein, “Working Drawings” shall mean the Suite 100 Working Drawings and the Suite 200 Working Drawings.

3.9 Suite 100 Budget. Upon approval of the Suite 100 Working Drawings by Tenant and Landlord, and subject to the provision of Section 3.8 above, Landlord shall cause the Suite 100 Contractor to submit the Suite 100 Work for bid by all necessary subcontractors in accordance with the provisions of Section 4.3. Upon selection of the subcontractors, Landlord shall provide to Tenant, prior to commencement of construction of the Suite 100 Work, a revised draft of the Preliminary Suite 100 Budget & Schedule (“Suite 100 Final Budget”) showing all line items of the Suite 100 Work and the schedule of distribution of the Construction Allowance with respect to the Suite 100 Work. Tenant shall approve or disapprove the Suite 100 Final Budget within five (5) business days of receipt, such approval not to be unreasonably conditioned or withheld. If Tenant fails to notify Landlord that it disapproves of the Suite 100 Final Budget within such five (5) business day period, then Tenant shall be deemed to have approved the Suite 100 Final Budget.

4. Selection of General Contractor/Subcontractors.

4.1 Suite 200 Work. Within ten (10) business days of receipt of the Suite 200 Space Plan, Landlord shall seek competitive bids from DPR Construction, Howard Building Corporation, ROEL Construction and Caliber Construction, or such other qualified contractor as mutually agreed to by Landlord and Tenant for the general conditions and fees each would charge for the cost of constructing the Suite 200 Work (to be completed on or before the expiration of ten (10) weeks from commencement of such work. At the completion of the bidding process, Landlord shall submit to Tenant copies of all bids received. Landlord and Tenant shall select the general contractor to perform the Suite 200 Work. Landlord and Tenant shall make such selection based on the following criteria: (i) lowest qualified general conditions and fee to complete the Suite 200 Work, (ii) completion schedule, (iii) the reputation and experience of the contractor’s specific team assembled for this project, and in constructing the type of improvements which Tenant contemplates installing in the Premises, (iv) Tenant’s prior experience with such general contractor and providing first-class materials and experience in connection with the installation of prefabricated pharmaceutical manufacturing environments, and (v) Landlord’s prior experience with such general contractor in providing first class materials and/or service to the Complex. The contractor selected is hereinafter referred to as the “Suite 200 Contractor”.

4.2 Suite 100 Work. As soon as reasonably practicable following Landlord and Tenant’s approval of the Suite 100 Working Drawings but in any event no later than the date which is five (5) business days following such approval, Landlord shall seek competitive bids from DPR Construction, Howard Building Corporation, ROEL Construction and Caliber Construction or such other qualified contractor as mutually agreed to by Landlord and Tenant for the general conditions and fee each would charge for the cost of constructing the Suite 100 Work (to be completed on or before December 31, 2006). At the completion of the bidding process, Landlord shall submit to Tenant copies of all bids received. Landlord and Tenant shall select the general contractor to perform the Suite 100 Work. Landlord and Tenant shall make such selection based on the following criteria: (i) lowest qualified general conditions and fee to complete the Suite 100 Work, (ii) completion schedule, (iii) the reputation and experience of the contractor’s specific team assembled for this project, and in constructing the type of improvements which Tenant contemplates installing in the Premises, (iv) Tenant’s prior experience with such general contractor and providing first class materials and experience in connection with the installation of prefabricated pharmaceutical manufacturing environments, and (v) Landlord’s prior experience with such general contractor in providing first class materials and/or service to the Complex. The contractor selected is hereinafter referred to as the “Suite 100 Contractor”.

4.3 Subcontractor Bids. Upon approval of the applicable Working Drawings, Landlord shall cause the applicable Contractor to submit the applicable Working Drawings for competitive bidding to qualified subcontractors approved by Landlord, Tenant and Contractor based on the reputation and experience of each subcontractor in constructing the type of improvements which Tenant contemplates installing in the Premises, Tenant’s, Landlord’s and the Contractor’s prior experience with such subcontractor(s) in providing first class materials and its experience in connection with the installation of the specified items. At the completion of the bidding process, the Contractor shall submit to Landlord and Tenant copies of all subcontractors’ bids received and a trade by trade comparison analysis of each bidder’s proposal. Contractor, Landlord and Tenant shall then make the final selection based upon the lowest qualified cost to complete the portion of the work covered by such subcontractor’s bid, the completion schedule and the above mentioned criteria.

5. Construction Warranties. Each of the Suite 100 Contractor and the Suite 200 Contractor shall guarantee that the Work it performs shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each such Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract which shall become defective within one (1) year after completion of the Work it performs. The correction of such Work shall include, without additional charge, all additional expenses and damages (excluding consequential and punitive damages) in connection with such removal or replacement of all or any part of the Work, and/or the building and/or common areas of work which may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Work shall be contained in the contract with the Contractor which shall be so written that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.

6. Construction. Landlord shall cause each of the Suite 100 Contractor and the Suite 200 Contractor to perform construction of the respective Work in accordance with the Suite 200 Working Drawings and the Suite 100 Work in accordance with the Suite 100 Working Drawings, each in a good and workmanlike manner. Subject to Tenant’s payment of the Excess Costs (as defined in Section 11 below), Landlord will bear all costs and expenses to perform the Work shown on the Working Drawings, including the cost of all permits and other governmental approvals, except as otherwise expressly provided herein. “Substantial Completion” of the Suite 200 Work or Suite 100 Work, as applicable, shall be deemed to have occurred on the date on which (i) the Architect certifies that the Suite 100 Work or Suite 200 Work, as applicable, has been completed pursuant to the applicable Working Drawings, subject only to the completion or correction of the Punch List Items (as defined below); (ii) a certificate of occupancy or temporary certificate of occupancy (or its equivalent) for the Suite 200 Premises or the Suite 100 Premises, as applicable, has been issued by the governmental agency responsible for issuing such certificate in Orange County; and (iii) Landlord has delivered possession of the Suite 200 Premises or the Suite 100 Premises, as applicable, to Tenant in the condition required under this Amendment. Landlord or its affiliate or agent shall supervise the Work, make disbursements required to be made to the Contractor(s) and other vendors as required to complete the Work, and act as a liaison between the Contractor(s) and Tenant’s Representative and coordinate the relationship between the Work, the Building and the Complex. Kathy McGinley shall be designated as “Tenant’s Representative” in connection with the Work. In the event Tenant disputes whether or not Substantial Completion has occurred, Tenant shall notify Landlord within five (5) business days after receipt of the Completion Notice. Such dispute shall be mutually resolved by Landlord and Tenant, each using its good faith commercially reasonable business judgment. Any change orders shall require the approval of Landlord and Tenant’s Representative. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to five percent (5%) of the Construction Allowance (excluding the construction supervision fee).

7. Limited Warranty. Landlord warrants that for thirty (30) days following: (i) the Suite 200 Commencement Date and (ii) the Suite 100 Commencement Date, respectively, the existing heat, air conditioning and ventilating (“HVAC”) equipment, and the existing electrical, lighting and plumbing and loading doors serving each of the Suite 200 Premises and the Suite 100 Premises, respectively, are in good working order. Landlord shall repair any defective or malfunctioning component of such systems of which Landlord has received written notice from Tenant describing the failure or malfunction within thirty (30) days of the Suite 200 Commencement Date with respect to the Suite 200 Premises and within thirty (30) days of the Suite 100 Commencement Date with respect to the Suite 100 Premises. The cost of repairing such failure or malfunction shall not be charged to Tenant as an operating expense, repair cost or maintenance cost. In addition, Landlord shall deliver the 15273 Premises in broom-clean condition.

8. Punch List. “Punch List Items” shall mean minor items of incomplete or defective work or materials in the improvements called for in the Working Drawings, which do not materially impair Tenant’s use of the 15273 Premises for the conduct of Tenant’s business therein. When Landlord considers: (A) the Suite 200 Work to be Substantially Completed and (B) the Suite 100 Work to be Substantially Completed, Landlord will notify Tenant and within three (3) business days thereafter in each case, Landlord’s representative and Tenant’s Representative shall conduct a walk-through of the Premises and identify any Punch List Items with respect to the Suite 200 Work or the Suite 100 Work, as the case may be. Neither Landlord’s representative nor Tenant’s Representative shall unreasonably withhold his or her agreement on Punch List Items. Landlord shall use diligent and reasonable efforts to cause the Contractor to complete all Punch List Items within thirty (30) days after agreement thereon.

9. Definition of Total Construction Costs. The entire cost of performing the Work including design of the Work and preparation of the Tenant’s Program documents and test fits, the Suite 200 Space Plan, the Suite 100 Space Plan and the Working Drawings, including revisions, costs of construction labor and materials, generator, dumb waiter, plan check and permit fees, electrical usage during construction and additional janitorial services, which costs shall be included in Contractor’s general conditions, general tenant signage, related taxes, insurance costs, costs to repair and reuse or install new telephone and data equipment and cabling, and the construction supervision fee referenced in Section 5 of this Amendment, are herein collectively called the “Total Construction Costs”. The Total Construction Costs in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the Suite 200 Working Drawings and selection of the Contractor, Tenant shall promptly (a) execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance, and (b) pay to Landlord the amount by which the Total Construction Costs is expected to exceed the Construction Allowance (such prepaid amount is hereinafter referred to as the “Pre-Paid Amount”) on a pro rata basis monthly (based on percentage of completion) as construction of the Work progresses. No changes in the Total Construction Costs, change order approvals or additions to any contracts shall be made by Landlord after the approval of the Suite 200 Final Budget by Tenant with respect to the Suite 200 Work and approval of the Suite 100 Final Budget by Tenant with respect to the Suite 100 Work, in either case without Tenant’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

10. Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $78,896.00 (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work approved by Landlord and Tenant. The Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Work is actually incurred and paid by Landlord. The Construction Allowance must be used no later than

December 31, 2006 or shall be deemed forfeited with no further obligation by Landlord with respect thereto. The foregoing limitation shall be extended one day for each day of Landlord Delay (as defined in Section 13 below).

11. Excess Costs. As of the date of this Amendment, the parties anticipate that the Total Construction Costs will exceed the amount of the Construction Allowance. During the course of construction, once the cost of constructing the Work has exceeded the amount of the Construction Allowance plus the Pre-Paid Amount, Landlord shall provide written notice thereof to Tenant. Following Landlord’s delivery of such notice to Tenant, Tenant shall be obligated to pay for all billings from Landlord for the cost of the Work in excess of the Construction Allowance and the Pre-Paid Amount (collectively, the “Above-Allowance Amounts”). The payment of the Above-Allowance Amounts shall be accomplished by increasing Tenant’s share of monthly disbursements provided in Section 9 above. Under no circumstances shall Landlord be required to pay for the Above-Allowance Amounts. Following Substantial Completion of the Work, if the amount of the Total Construction Costs exceeds the sum of (i) the Construction Allowance, (ii) the Pre-Paid Amount, and (iii) the Above-Allowance Amounts, then Tenant shall be responsible for such excess costs (collectively, the “Excess Costs”). Under no circumstances (except if to correct deficiencies in the Work which are brought to Landlord’s attention within the Warranty Period) shall Landlord be required to pay for any Excess Costs. Landlord will invoice Tenant for such Excess Costs; such invoice shall include adequate supporting documentation for the Excess Costs. Tenant shall pay Landlord the amount of the Excess Costs within twenty (20) days of receipt of such invoice, provided that Tenant approves the amount of the Excess Costs, such approval not to be unreasonably withheld, conditioned or delayed.

12. Payment of Costs. Except as otherwise set forth herein, Tenant shall pay Landlord for amounts due under this Amendment within twenty (20) days of billing. Any unpaid portions, whether undisputed or disputed on which Landlord ultimately prevails, shall bear interest from the due date at the annual rate of two percent (2%) above the prime interest rate then being charged by Bank of America, N.T. & S.A., Los Angeles Main Office, but not to exceed the maximum legal rate permitted to be charged on the date such interest shall commence to accrue.

13. Delays. Tenant shall be responsible for, and shall pay to Landlord any and all costs and expenses incurred by Landlord in connection with any delay in Substantial Completion caused by Tenant and any increase in the cost of Work caused by (i) any changes requested by Tenant in the Work shown on the Working Drawings (including any cost or delay resulting from proposed changes that are not ultimately made), (ii) any failure by Tenant to timely pay any amounts due from Tenant hereunder, including any additional costs resulting from any change (it being acknowledged that if Tenant fails to make or otherwise delays making such payments, Landlord may stop work on the Work rather than incur costs which Tenant is obligated to fund but has not yet done so and any delay from such a work stoppage will be a Tenant Delay), (iii) the inclusion in the Work of any so-called “long lead” materials (such as fabrics, panellings, carpeting or other items that must be imported or are of unusual character or limited availability) which Landlord has informed Tenant, at the time Tenant selects such item(s), are long-lead items, (iv) any failure by Tenant to respond to inquiries within the time provided in this Amendment or, if not specified, within commercially reasonable time periods, regarding the construction of the Work or in granting Tenant’s approval of materials or finishes for the Work, or (v) any other delay requested or proximately caused solely by Tenant. Each of the foregoing is referred to herein as a “Tenant Delay”. Tenant Delays do not include delays in governmental processing or delays caused by Landlord’s failure to perform its obligations hereunder (including preparing items and/or responding within the time periods set forth herein). Landlord shall provide Tenant written notice promptly following the occurrence of any Tenant Delay specifying Landlord’s good faith estimate of the duration thereof. If Substantial Completion of the Suite 200 Work or the Suite 100 Work, as the case may be, is delayed as a result of a Tenant Delay, then the Suite 200 Commencement Date or the Suite 100 Commencement Date, as the case may be, shall be deemed to be the date that Substantial Completion of the Suite 200 Work or the Suite 100 Work, as the case may be, would have occurred but for any Tenant Delay. In addition, if Tenant requests any changes to the Work described in the Space Plan or the Working Drawings, then the net increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs. In addition, Tenant shall indemnify, protect, defend and hold Landlord harmless from all claims arising from or in connection with all damages sustained by Landlord as a result of any Tenant Delay. As used herein, a “Landlord Delay” shall mean any delay in the Substantial Completion of the Work that occurs due to Landlord’s failure to complete any action item on or before the due date required hereunder. In calculating the date of Substantial Completion of the Work, one day shall be deducted from the aggregate of Tenant Delay days for each day of Landlord Delay.

14. Term. Upon the Suite 200 Commencement Date, the term of the Lease for the 15273 Premises shall be extended (the “15273 Premises Term”) so that the expiration date of the Lease shall be the last day of the one hundred and twentieth (120th) full calendar month following the Suite 200 Commencement Date (such date is hereinafter referred to as the “15273 Premises Expiration Date”). The 15273 Premises Expiration Date shall be confirmed in writing by the parties following the occurrence of the Suite 100 Commencement Date. The 15273 Premises Term may be extended, at Tenant’s election, in accordance with the provisions of Exhibit K attached hereto. The New Extended Term for the Original Premises and the 15273 Premises Term are not intended to be coterminous.

15. Base Rent. To reflect the addition of the 15273 Premises to the Lease, effective as of the Suite 200 Commencement Date with respect to the Suite 200 Premises and as of the Suite 100 Commencement Date with respect to the Suite 100 Premises, and continuing thereafter throughout the 15273 Premises Term, Tenant shall pay to Landlord Base Rent in advance on or before the first day of each calendar month, for the entirety of the 15273 Premises, as follows:

Lease Months	Monthly Base Rent per square foot	Monthly Base Rent

***	$1.11	$5,222.55
1	$1.11	$10,946.82
2 – 3	$0.00	$0.00
4 – 12	$1.11	$10,946.82
13 – 24	$1.16	$11,439.92
25 – 36	$1.21	$11,933.02
37 – 48	$1.26	$12,426.12
49 – 60	$1.31	$12,919.22
61 – 72	$1.36	$13,412.32
73 – 84	$1.41	$13,905.42
85 – 96	$1.46	$14,398.52
97 – 102	$1.51	$14,891.62
103 – 120	$1.56	$15,384.72

***During the period from the Suite 200 Commencement Date through the date immediately preceding the Suite 100 Commencement Date (the “Interim Period”), Tenant shall pay Base Rent with respect to the Suite 200 Premises at the rate of $1.11 per square foot or $5,222.55 per month. The first “Lease Month” of the 15273 Premises Term shall be the period commencing on the Suite 100 Commencement Date (as such date may be accelerated pursuant to Section 13) and ending on the last day of the first (1st) full calendar month thereafter. The first (1st) monthly installment of Base Rent with respect to the entirety of the 15273 Premises in the amount of $10,946.82 shall be payable contemporaneously with the execution of this Amendment by Tenant; payment for a partial month following the Suite 100 Commencement Date shall be payable within five (5) days of the Suite 100 Commencement Date.

16. Modification of Tenant’s Share. To reflect the addition of the Suite 200 Premises to the Lease during the Interim Period, the provisions of Article 6 of the Lease shall apply to the Suite 200 Premises and Tenant’s Share shall be 2.19% with respect to the Suite 200 Premises. To reflect the addition of the Suite 100 Premises to the Lease, effective as of the Suite 100 Commencement Date, the provisions of Article 6 of the Lease shall apply to the entirety of the 15273 Premises and Tenant’s Share shall be 4.58% with respect to the entirety of the 15273 Premises. The first (1st) monthly installment of Operating Expenses, Tax Expenses and Common Area Utility Costs in the amount of $2,524.67 for the entirety of the 15273 Premises shall be payable contemporaneously with the execution of this Amendment by Tenant; thereafter, the estimated amount of Tenant’s Share of the foregoing costs shall be payable on the first (1st) day of each month beginning on the first (1st) day of the second (2nd) full calendar month of the 15273 Premises Term and otherwise in accordance with the terms of the Lease, as amended hereby; provided, however, during the Interim Period, Tenant shall pay Operating Expenses, Tax Expenses and Common Area Utility Costs in the amount of $1,204.48 per month for the Suite 200 Premises.

17. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Amendment directly with Studley, Inc. (“Tenant’s Broker”) and CB Richard Ellis (“Landlord’s Broker”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any other real estate broker or salesman claiming to represent Tenant and claiming entitlement to a commission, finder’s fee or other compensation as a result of Tenant’s entering into this Amendment. Landlord shall pay a commission to Landlord’s Broker and Tenant’s Broker pursuant to separate agreements. Notwithstanding the foregoing, in no event shall Landlord be required to pay Tenant’s Broker any construction management, space planning or project management fees in connection with this Amendment.

18. Parking. During the Interim Period, Tenant shall have use of sixteen (16) nonexclusive and undesignated parking spaces, subject to the terms of the Lease. Commencing on the Suite 100 Commencement Date and throughout the remainder of the 15273 Premises Term, Tenant shall have use of thirty-three (33) nonexclusive and undesignated parking spaces (for the combined 15273 Premises), subject to the terms of the Lease.

19. Signage. Subject to (i) compliance with Landlord’s signage criteria, (ii) compliance with all applicable rules, regulations and laws, and (iii) the approval of any governmental authority with jurisdiction over the Complex, Tenant shall have the right, at Tenant’s sole cost and expense, to install building-side signage similar to that on the Original Premises and building door signage with respect to the 15273 Premises.

20. Additional Security Deposit. Landlord is currently holding a security deposit in the amount of $47,082.75 with respect to the Original Premises (the “Original Deposit”). Effective as of the execution of this Amendment by Tenant, the Security Deposit referenced in the Lease shall be increased to $77,852.19. Accordingly, upon Tenant’s execution of this Amendment, Tenant shall deposit with Landlord the sum of $30,769.44. Upon the expiration of the term of the Lease with respect to the Original Premises (as such term may be extended), provided that Tenant has not been in default under the Lease beyond applicable notice and/or cure periods more than once in any twelve (12) month period during the remainder of the term of the Lease with respect to the Original Premises (as such term may be extended), Landlord shall refund the remaining portion of the Original Security Deposit to Tenant in accordance with the terms of the Lease, as amended hereby.

21. Authority. Each party hereto hereby covenants and warrants on its own behalf that (a) it is in good standing under the laws of the States of California and Delaware, (b) it has full corporate power and authority to enter into this Amendment and to perform all its obligations under the Lease, as amended by this Amendment, and (c) each person (and all of the persons if more than one signs) signing this Amendment on behalf of such party is duly and validly authorized to do so.

22. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

23. Exhibits. Exhibits A-4, J-1 and K attached hereto shall be incorporated into the Lease, as amended hereby.

24. Entire Agreement. This Amendment, together with the Lease, constitutes the entire agreement between Landlord and Tenant regarding the Lease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreement or understandings.

25. Incorporation. The Lease, as modified herein, remains in full force and effect, and the parties hereby ratify the same. This Amendment shall be binding upon the parties and their respective successors and assigns.

26. SNDA. Concurrently with the execution of this Amendment, Landlord shall use commercially reasonable efforts to provide Tenant with a commercially reasonable nondisturbance agreement for Tenant’s benefit (on its Lender’s standard form which is attached hereto as Exhibit J-1 (the “SNDA”) from the beneficiary of that certain Deed of Trust Security Agreement, Fixture Filing and Financing Statement dated January 27, 2000 naming The Prudential Insurance Company of America (“Lender”) as the beneficiary and covering the Complex which was recorded on January 27, 2000, as Document No. 20000047965, in the Official Records of Orange County, California (the “Mortgage”). Notwithstanding the foregoing, Landlord’s failure to obtain such agreement shall not constitute a default by Landlord hereunder provided Landlord has employed diligent commercially reasonable efforts to obtain same from Lender. If Lender notifies Tenant that either (a) Lender is exercising its rights under the Mortgage following a default under the Mortgage, or (b) of Lender’s succeeding to the Landlord’s interest under the Lease, and in either event, Tenant pays rents due under the Lease directly to Lender, then Landlord waives any and all claims against Tenant if Tenant responds to any such requests by Lender and such payment to Lender shall be deemed a payment to Landlord for the purposes of the Lease. Tenant shall reimburse Landlord within ten (10) days of demand therefor for all costs charged by Lender in connection with Lender’s review and execution of the SNDA.

27. Use. Landlord hereby acknowledges and consents to the use of the 15273 Premises for the manufacture of pharmaceutical products which include Dangerous Drugs and Devices as defined in the Third Addendum.

28. Removal of Personal Property, Fixtures and Equipment/Restoration. Landlord hereby acknowledges that upon the expiration or earlier termination of the Lease, Tenant shall be entitled to remove its personal property, trade fixtures and equipment, including without limitation, the pharmaceutical manufacturing environment or “clean room” to be installed in the 15273 Premises provided Tenant repairs any and all material damage to the Premises caused by such removal. Notwithstanding any provision of the Lease to the contrary, upon the expiration or earlier termination of the Lease, upon removal of Tenant’s personal property, trade fixtures and equipment, Tenant shall not be required to remove any leasehold improvements in Suite 100 which were in existence upon delivery of possession by Landlord, nor any of the improvements constructed in connection with the Suite 200 Work; provided, however, that Landlord may elect upon thirty (30) days’ written notice to Tenant to require Tenant to deliver the 15273 Premises to Landlord in a “vanilla shell” condition.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:		TENANT:

ALTON PLAZA PROPERTY, INC., a Delaware corporation		ISTA PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Daniel J. Bradley	By:	/s/ Vicente Anido, Jr.
Name:	Daniel J. Bradley	Name:	Vicente Anido, Jr.
Title:	President	Title:	President and CEO

By:
Name:
Title:

EXHIBIT A-4

Plan of 15273 Premises

EXHIBIT K

Renewal Option for 15273 Premises

Tenant shall have the right to renew the term of the Lease with respect to the 15273 Premises only (the “15273 Renewal Term”) for one (1) five (5)-year term upon prior written notice (“Tenant’s Election Notice”) to Landlord given not sooner than nine (9) months nor later than six (6) months prior to the 15273 Premises Expiration Date; provided that at the time Tenant gives such notice to Landlord and for the remainder of the 15273 Premises Term (i) the Lease has not been assigned and Tenant (or its corporate successor) continues to occupy at least eighty percent (80%) of the 15273 Premises and (ii) Tenant is not in default under the Lease beyond any applicable cure period. During the 15273 Renewal Term, the provisions of the Lease, as it may be amended in writing prior to the date of the commencement of the 15273 Renewal Term, shall continue in full force and effect except that Tenant shall occupy the 15273 Premises in its then “AS IS” condition and there shall be no abatement of rent, nor shall there be credit or allowances given to Tenant for improvements to the 15273 Premises, and the Base Rent will be the then fair market rent determined as provided herein. On request, Landlord shall give Tenant the rates it is quoting to prospective tenants for new leases of comparable space in the Complex for a comparable term (as confirmed by written statement to Tenant by a representative of Landlord). It is understood and agreed that Tenant’s submittal of Tenant’s Election Notice shall bind Tenant to a five (5)-year extension of the Lease with respect to the 15273 Premises. At Landlord’s request, the parties shall promptly memorialize the Base Rent for the 15273 Renewal Term in a writing to be prepared by Landlord.

The “fair market rent” shall be based on the rental amounts that tenants are paying in then-current transactions between landlords and non-affiliated parties for new or renewal, non-expansion (unless the expansion is pursuant to a comparable definition of fair rent), and non-equity tenants, for comparable space (in size and height with 60% office and 40% warehouse space), for a comparable use for a comparable period of time within the City of Irvine (Irvine Spectrum submarket), California, as of the 15273 Premises Expiration Date (“Comparable Transactions”). The reference to “60% office and 40% warehouse space” in the foregoing sentence shall mean that fair market rent shall be determined on the basis of the 15273 Premises being built out as 60% office and 40% warehouse space, regardless of the manner in which Tenant is using or has built out the 15273 Premises. In any determination of Comparable Transactions, appropriate consideration shall be given to the annual rental rates per square foot (e.g., whether increases in additional rent are determined on a net or gross basis), parking rights and obligations, signage rights, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, brokerage commissions, if any, which would be payable by Landlord in similar transactions, length of lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, the condition of the base building and the landlord’s responsibility with respect thereto, the value, if any, of the existing tenant improvements (with such value being judged with respect to the utility of such existing tenant improvements to a general business tenant and not to a particular tenant) and other generally applicable conditions of tenancy for such Comparable Transactions.

If by the date thirty (30) days following delivery of Tenant’s Election Notice, Landlord and Tenant have not agreed in writing as to the amount of the Base Rent for the 15273 Renewal Term, the parties shall determine the fair market rent in accordance with the following procedure. Landlord and Tenant shall each appoint one real estate appraiser, and the two so appointed shall select a third. Said real estate appraisers shall each be licensed in the State of California, specializing in the field of commercial real estate in the City of Irvine, California, having no less than ten (10) years experience in such field, unaffiliated with either Landlord or Tenant, and recognized as ethical and reputable within their field. Landlord and Tenant agree to make their appointments promptly within ten (10) days after expiration of the thirty (30) day negotiation period, or sooner if mutually agreed upon. The two appraisers selected by Landlord and Tenant shall promptly select a third appraiser within fifteen (15) days after they both have been appointed, and each appraiser, within thirty (30) days after the third appraiser is selected, shall submit his or her determination of the then projected fair market rent. The Base Rent shall be the mean of the two closest rental determinations.

EXHIBIT J-1

Form of SNDA

Prudential Loan No. 6103765

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT (“Agreement”) made as of the              day of                     , 2005, between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (together with its successors or assigns in interest, collectively “Lender”) and ISTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Lender is the owner and the holder of a loan evidenced by a promissory note (the “Note”) dated January 27, 2000 in the face amount of $7,500,000.00. The Note is secured by a Deed of Trust, Security Agreement, Fixture Filing and Financing Statement (the “Mortgage”) dated the same date as said Note, and recorded on January 27, 2000 as Document No. 20000047965 in the Real Property Records of Orange County, California, covering the real property described therein (the “Mortgaged Premises”).

B. Tenant is the tenant under that certain Lease Agreement dated September 13, 1996 (as amended, the “Lease”), between Tenant and ALTON PLAZA PROPERTY, INC., a Delaware corporation as landlord (said landlord and its successors and assigns under the Lease hereinafter called “Landlord”), covering all or part of the Mortgaged Premises as set forth under the Lease (hereinafter called the “Demised Premises”).

C. Tenant and Lender desire to confirm their understanding with respect to the Lease and the Mortgage.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, Lender and Tenant agree as follows:

1. Subordination. The Lease is now, and will at all times and for all purposes be, subject and subordinate, in every respect, to the Mortgage, with the provisions of the Mortgage and this Agreement controlling over the provisions of the Lease. The Lease is subordinate and subject, in each and every respect, to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Mortgage, (collectively a “Modification”), and all other loan documents securing the Note, provided that any and all Modifications shall nevertheless be subject to the terms of this Agreement.

2. Non-Disturbance. So long as Tenant complies with all of the terms, provisions, agreements, covenants, and obligations set forth in the Lease after the expiration of any applicable cure period, Tenant’s possession of the Demised Premises under said Lease shall not be disturbed or interfered with by Lender.

3. Attornment. If Lender or any other party succeeds to the interest of Landlord under the Lease in any manner, including but not limited to foreclosure, exercise of any power of sale, succession by deed in lieu or other conveyance (a “Succession”), Tenant will attorn to and be bound to such party (whether Lender or another party) upon such Succession and will recognize Lender or such other party as the landlord under the Lease. Such attornment is effective and self-operative without the execution of any further instrument. Tenant, upon request, will sign and deliver any instruments reasonably requested to evidence such attornment. Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect the Lease and the obligations of Tenant thereunder as a result of any such foreclosure or trustee’s sale.

4. Limitation On Lender’s Liability. Upon any Succession, Lender shall not be (a) liable for any act or omission of the Landlord under said Lease, (b) subject to any offsets or defenses which Tenant may have against the Landlord arising or occurring due to an event prior to the Succession, (c) bound by any rent or additional rent which Tenant may have paid to Landlord for more than the current month, (d) bound by any amendment or modification of the Lease made without Lender’s prior written consent, (e) liable for any security deposit paid by Tenant to Landlord unless such deposit is delivered to Lender, (f) liable for or obligated to pay for repairs, replacements, damages or allowances not made, performed or paid by the Landlord if such performance or payment was due prior to the Succession, or (g) liable for the payment of any leasing commissions, the triggering event for which arose or occurred prior to the Succession. Any reference to Landlord includes all prior landlords under the Lease. Neither Lender nor any party taking under a Succession shall be liable for the performance of the obligations of the Landlord under the Lease, except for those obligations which arise during the period of Lender’s or such entity’s or person’s ownership of the Mortgaged Premises.

5. Tenant’s Warranty. Tenant warrants to Lender, as of the date hereof, that (a) attached is a true, correct and complete copy of the Lease, (b) there are no known defaults on the part of Landlord, (c) the Lease is a complete statement of the agreement of the parties with respect to the leasing of the Demised Premises, (d) the Lease is validly executed by Tenant and in full force and effect. Tenant acknowledges and warrants to Lender that it has not subordinated the Lease or any of its rights under the Lease to any lien or mortgage other than the Mortgage.

6. Lender Cure Rights. Thirty (30) days before exercising any of its rights and remedies under the Lease for a landlord default, Tenant will send written notice to Lender at Suite 4900E, 2200 Ross Avenue, Dallas, Texas 75201, referencing Loan Number 6103765 by certified mail, return receipt requested, of the occurrence of any default by Landlord and will specify with reasonable clarity the events constituting such default. If the referenced default would entitle Tenant to cancel the Lease or abate the rent payable thereunder, no such cancellation or abatement of rent will be effective unless Lender receives notice in the form and manner required by this Paragraph 6 and fails (a) within thirty (30) days of the date of the receipt of such notice by Lender to cure or cause to be cured any default which can be cured by the payment of money and (b) to cure or caused to be cured within sixty (60) days of the receipt of such notice any default which cannot be cured by the payment of money (“Non-Monetary Default”); provided, however, that if the Non-Monetary Default is not capable of cure within such sixty-day period, no cancellation or abatement by Tenant will be effective as to Lender unless Lender fails within the original sixty (60) day period to commence and diligently prosecute the cure of such default to completion. Tenant will accept cure of any Landlord default by Lender.

7. Rent Payment. Immediately upon written notice to Tenant (a) that Lender is exercising its rights under the Mortgage or any other loan documents acting to secure the Note following a default under the Loan, or (b) of Lender’s succeeding to the Landlord’s interest under the Lease, Tenant agrees to pay all rents due under the Lease directly to Lender (in accordance with the Lease).

8. Complete Agreement. This Agreement supersedes, as between the parties hereto, all of the terms and provisions of the Lease which are inconsistent herewith.

9. No Oral Modification/Binding Effect. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

10. Laws. This Agreement shall be construed in accordance with the laws of the State where the Mortgaged Premises are located.

11. Automatic Amendment of Lease. Upon a Succession, the Lease is automatically amended as follows:

a. Hazardous Materials. All representations, warranties, indemnities or hold harmless provisions in favor of Tenant from Landlord dealing with the presence, use, transportation, disposal, contamination, exposure to or in any way arising out of hazardous or toxic materials, chemicals or wastes (“Hazardous Materials”) are deleted as to Lender. Lender, however, as Landlord, covenants and agrees to (a) comply with all laws governing Hazardous Materials (“Hazardous Materials Laws”), (b) store, use and dispose of all Hazardous Materials at the Mortgaged Premises in accordance with all applicable Hazardous Materials Laws, and (c) remove, remediate and/or clean up, as applicable, in accordance with all applicable Hazardous Materials Laws, all Hazardous Materials at the Mortgaged Premises (to the extent not caused by Tenant or its employees, contractors or agents) impairing Tenant’s use or access to the Demised Premises.

b. Insurance. Tenant will at all times carry comprehensive general liability coverage for its activities and operations at the Demised Premises, listing Lender and Landlord as additional insureds, in such coverage amounts as are required by the Lease but in no event less than One Million Dollars. Lender will have no liability to Tenant for any indemnity or hold harmless provision under the Lease where Lender is otherwise covered by Tenant’s comprehensive general liability coverage(s) as carried by Tenant or which Tenant is required to carry under the Lease. All insurance required to be carried by Landlord under the Lease may be effected by Lender by self-insurance or by a policy or policies of blanket insurance covering additional items or locations or assureds and with such deductibles as Lender may from time to time determine. Tenant has no rights in any policy or policies maintained by Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

LENDER:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
ATTEST:

By:
Assistant Secretary	Vice President

(Corporate Seal)

TENANT:

ISTA PHARMACEUTICALS, INC.,
ATTEST:

By:
Secretary	President

(Corporate Seal)